May 16, 2025

Ran Ziskand
Chief Executive Officer
IR-Med, Inc.
ZHR Industrial Zone
Rosh Pina, Israel, 1231400

       Re: IR-Med, Inc.
           Registration Statement on Form S-1
           Filed May 13, 2025
           File No. 333-287229
Dear Ran Ziskand:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Conlon Danberg at 202-551-4466 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Ron Ben-Bassat, Esq.